Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT is entered into this 18th day of June 2010 (the “Effective Date”) by and between DUKE UNIVERSITY ("DUKE"), a nonprofit educational and research institution organized under the laws of North Carolina, having a place of business at Durham, North Carolina 27710, and INHIBIKASE THERAPEUTICS, INC. ("Licensee"), a corporation organized under the laws of Delaware, with its corporate headquarters at 3375 Spring Hill Parkway, Suite 811, Smyrna, GA 30080. DUKE and Licensee shall hereinafter be referred to in the singular as a “Party” and collectively and the “Parties.”

RECITALS

A.       DUKE owns certain Patent Rights (defined below) relating to an Invention (as defined in Article 1, below) described in DUKE Office of Licensing & Ventures File #2131, entitled “Novel Use of a Drug Approved for Human Use to Block Infection by Bacterial Pathogens,” which was invented by the Inventors (defined below), and DUKE has the right to grant licenses under the Patent Rights.

B.       DUKE desires to have its Patent Rights developed and commercialized to benefit the public and is willing to grant a license to the Licensee for that purpose.

C.       Licensee desires to obtain a license under the Patent Rights upon the terms and conditions set forth in this Agreement.

D.       The Invention was made with U.S. Government support and, notwithstanding anything to the contrary in this Agreement, the U. S. Government has certain rights in the Invention under 37CFR401.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS:

ARTICLE 1 – DEFINITIONS

For the purposes of this Agreement, the terms and phrases below have the following definitions:

1.01       Confidential Information” shall mean all confidential or proprietary information designated as such in writing by the Person disclosing such information (the “Disclosing Party”) to the recipient thereof (the “Receiving Party”). Notwithstanding the foregoing, information that is orally or visually disclosed to Receiving Party by Disclosing Party, or is disclosed in writing or other tangible form without an appropriate letter, proprietary stamp or legend, shall constitute Confidential Information if Disclosing Party, within thirty (30) days after such disclosure, delivers to Receiving Party a written document or documents describing such information as confidential; provided, however, that in no event, however, shall the phrase “Confidential Information” include information that:

(a)       Is known to the Receiving Party at the time of the disclosure, as evidenced by its written records;

(b)       Is disclosed to the Receiving Party by a Third Party lawfully in possession of such information and not otherwise under an obligation of nondisclosure;

(c)       Becomes patented, published or otherwise part of the public domain through no fault of the Receiving Party; or

(d)       Is developed by or for the Receiving Party independently of any Confidential Information disclosed under this Agreement or any prior agreement entered into by and between the Parties or any Affiliate thereof as evidenced by the Receiving Party’s written records or other competent evidence.

Confidential Information may be in written, graphic, oral or physical form and may include, without limitation, Know How; business or financial information, plans, records or data, to include, without limitation, information from Persons with which a business relationship is maintained or that otherwise relates to the Disclosing Party’s business or operations thereof, such as its strategies, territories, employees, customers, distributors, manufacturers and products; and software in either object or source code, documentation and passwords; and any and all other information relating to any of the foregoing. Notwithstanding any provision in this Agreement to the contrary, as between the Parties, any and all information disclosed, made available, delivered, provided or otherwise to which access is granted to DUKE or any Affiliate thereof by Licensee or any Affiliate or sublicensee thereof pursuant to the terms of this Agreement or any other agreement relating thereto with an Affiliate or sublicenee, including, without limitation, Article IV hereof, and any and all Know How licensed to Licensee under this Agreement shall constitute Licensee’s Confidential Information and with respect to which Licensee shall be deemed to be the Disclosing Party.

1.02       "Field of Use" means all diagnosis, prevention, treatment, control of diseases or conditions or other therapeutic uses in humans and animals.

1.03       “Invention” shall have the meaning ascribed thereto in Section 1.06, below, of this Agreement.

1.04       “Knowledge” means knowledge known or should have known after reasonable investigation. A Person will be deemed to have “Knowledge” (as defined in this definition or otherwise in this Agreement) of a particular fact or other matter if the Inventor of the Patent Rights and Know How that was invented, created, discovered or otherwise developed or out of which such technology is licensed for or on behalf of such Person had Knowledge of such fact or other matter or any such Person who shall be serving in such capacity at the time “knowledge” is to be determined, has knowledge as defined herein.

1.05       “Patent Rights” shall mean (a) the United States patent applications and issued patents relating to the inventions described in the patents and patent applications listed below, (the “Inventions”); (b) any and all additions, renewals, extensions, patents of additions, supplemental protection certificates, substitutions, reexaminations, divisions, continuations, continuations in part if entitled to the priority date of the applications for the respective Inventions, including, without limitation, any and all Infringing Invention, and (c) any and all US and foreign patents and patent applications or the equivalent thereof corresponding thereto and issuing thereon and any and all reissues or extensions, and reexaminations of patents described above, all to the extent owned or controlled by Licensor.

U. S. Patent #7,384,907, “Method of Treating Infection with ABL Tyrosine Kinase Inhibitors” by Ann Marie Pendergast and Elizabeth Burton.

1.06       “Licensed Product" means any product or part thereof which:

(a)           is covered in whole or in part by a Valid Claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold;

(b)           uses a process, is manufactured by using a process or is employed to practice a process that is covered in whole or in part by a Valid Claim contained in the Patent Rights in the country in which such product or part thereof is used or sold; or

(c)           results from the use of or covered by the Know-How licensed under this Agreement.

1.07       “Licensed Service” means any service that is provided by Licensee to a Third Party and utilizes Licensed Product.

1.08        “Net Sales” means:

(a)           In the case of Licensed Products, billings made by or on behalf of Licensee or sublicensees for the sale of Licensed Products;

(b)           In the case of Licensed Services, any and all considerations received by or on behalf of Licensee or sublicensees for provision of such Licensed Service to a Third Party;

less the following adjustments:

(i)       Trade, quantity and cash discounts to customers in amounts customary in the trade;

(ii)       Sales and use taxes, import, export, custom or other tariff duties, excise, turnover, inventory, value added or other government directly imposed taxes or assessments;

(iii)       Pricing adjustments, replacements, rebates relating to or other credits given for damaged, rejected, recalled or returns or billing errors;

(iv)       Freight, transportation and insurance costs if allowable as a deduction from gross sales by independent auditors under GAAP; and

(v)       An allowance for bad debts if allowable as a deduction from gross sales by independent auditors under GAAP.

No deductions from the amounts defined by Subsection 1.06 (a) and (b) above may be made for commissions paid to individuals, whether those individuals are associated with independent sales agencies or regularly employed by Licensee. Licensed Products and Licensed Services are considered “sold” when billed out or invoiced or, in the event such Licensed Services are not billed out or invoiced, when the consideration for provision of the Licensed Services is received by the Licensee. Licensed Products and Licensed Services used by Licensee for its own use is not considered "Sold" for purposes of this Agreement. In no event shall such term include (i) the sale, payment, transfer, exchange or disposition to or other use by DUKE under its reservation of rights provided in Section 2.04 of this Agreement or the U.S government under its rights described under Section 2.02 of this Agreement, including, without limitation, the U.S. Government Licenses; (ii) the use during or for clinical trials, research or other Development relating to the Licensed Products. Inter-company transfers under this Agreement between Licensee and any Affiliate or sublicensee thereof shall not constitute a sale or lease for purposes of this Section.

1.09       “Territory” means worldwide.

1.10       “Inventors" means Ann Marie Pendergast and Elizabeth Burton

1.11       “Know-How” shall mean any research information, technical information, technical data or other information that is (a) generated at DUKE by or under the direct supervision of one of the Inventors prior to the Effective Date and thereafter from research performed by Ann Marie Pendergast or a Person under her supervision at DUKE, (b) which is necessary or useful for the practice of the Patent Rights, and (c) is not included in the Patent Rights. However, Know-how does not include any inventions, technology, cell lines, biological materials, compounds, probes, sequences, or methods or any uses thereof that are patented or for which patents are pending. Further, Know-how does not include any research information, technical information, technical data or other information or any uses of any of the foregoing that DUKE cannot provide to Licensee because of other legal obligations of DUKE existing prior to the Effective Date, such as those arising out of sponsored research, clinical research, material transfer, license, option to license, confidentiality, or other agreements.

1.12       “Person” shall mean any individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, trust, association, non-profit or charitable organization or other entity, or an unincorporated organization, a governmental entity or any department or agency thereof.

1.13       “Affiliate” means any corporation or non-corporate entity that controls, is controlled by or is under the common control with a Party. A corporation or a non-corporate entity, as applicable, is deemed to be in control of another corporation if (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation or (b) in the absence of ownership of at least 50% of the voting stock of a corporation, or in the case of a non corporate entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-cooperate entity, as applicable.

1.14       “Follow-On Invention” shall mean any addition, enhancement, modification, development, alteration, technical advance or other discovery related to Licensed Patents and Technology and developed in the laboratory of Ann Marie Pendergast and relates to host factor targeted technology for infectious diseases.

1.15       “Third Party” means any Person that is not either a Party to this Agreement or an Affiliate or sublicensee thereof.

1.16       “Valid Claim” shall mean a claim in an unexpired patent or pending patent application included in the Licensed Patents so long as such patent shall not have been withdrawn, canceled or disclaimed or otherwise irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction.

Words denoting a singular number include the plural and vice versa. Certain other defined terms have the meanings given them elsewhere in this Agreement. References to “$” or “Dollars” refer to U.S. Dollars.

ARTICLE 2 - LICENSE

2.01       Grant of License. Subject to the terms and conditions of this Agreement, DUKE grants to Licensee and each Affiliate thereof and Licensee accepts (and accepts on behalf of each Affiliate thereof) from DUKE for the Term an exclusive right and license under the Patent Rights and nonexclusive license to the Know How within the Field of Use in the Territory to:

(a)       Practice under the Patent Rights,

(b)       Develop, invent, characterize, make, have made, import, export, distribute, offer for sale, sell and otherwise use the Licensed Products, and

(c)       Sell, use, and otherwise practice Licensed Services,

(d)       Sublicense the Patent Rights and Know How to Third Parties; and

(e)       The right to use improvements created or invented by or on behalf of Licensee.

2.02       Reservation of US Government Rights. Notwithstanding the foregoing, the license granted to Licensee under Section 2.02, above, shall be subject to the rights of the United States government as and to the extent such rights shall exist under Public Law 96-517, Public Law 98-620, as amended. All rights granted in this Agreement are expressly granted subject to the rights, if any and to the extent thereof, of the United States government in inventions developed by nonprofit institutions with the support of federal funds or defined in 35 USCA § 201 et seq. and 37 CFR 401 et seq., as amended, and such rights are specifically reserved to the Government by this Agreement. A listing of the government grants and U.S. Government Licenses to the Patent Rights are provided in APPENDIX E, which is attached hereto and incorporated herein. Consistent with the forgoing, DUKE shall provide to Licensee a copy of any and all funding agreements entered into by and between DUKE and the U.S. Government relating to the Licensed Products and Licensed Services, along with that certain agreement entered into by and between DUKE and the Leukemia Lymphoma Society.

2.03       Sublicensing. Any sublicenses granted under authority of this Agreement are subject to the terms and conditions of this Agreement and may be no less favorable to DUKE than this Agreement. Licensee is responsible for paying DUKE running royalties on Net Sales. If and to the extent a sublicense were to default on a payment obligation it may have under its sublicenese with Licensee and, if paid, DUKE would be entitled to be paid by Licensee a portion of any such payment under this Agreement, then in such a case Licensee shall either exercise commercially reasonable efforts to enforce its rights under such sublicense to collect such payment from the sublicensee or otherwise pay over to DUKE the amount that would otherwise be due and payable to Duke if such sublicensee were to satisfy its payment obligation under its sublicense. DUKE agrees that performance or payment of an obligation imposed on Licensee under this Agreement by an Affiliate or sublicensee thereof shall be deemed to be performance of any such obligation by Licensee. Licensee further agrees to provide DUKE with a copy of any and all sublicenses granted under this Agreement within 45 days of execution of each subject sublicense agreement.

2.04       Reservation of DUKE’s Rights.

(a)       In General. Notwithstanding anything to the contrary in this Agreement, DUKE retains the royalty-free, nontransferable right to practice under the Patent Rights solely for its own internal, academic and noncommercial educational, research and clinical purposes, including the right to permit such practice under the Patent Rights by United States governmental laboratories and other non-profit or not-for-profit research institutions within the United States without payment of royalties or other fees; provided, however, that any tangible materials embodying such rights shall be made available pursuant to the terms of a material transfer agreement from the Licensee, a form of which is to be agreed to between the parties prior to any such transfer. It is understood and acknowledged that nothing in this Agreement may be construed to restrict DUKE from using Patent Rights outside the Field of Use. If, during the Term of this Agreement, any such practice or other use by DUKE or any Affiliate thereof of the Licensed Products, Licensed Services or Patent Rights pursuant to the rights reserved under this Section results in an invention disclosure that describes a Follow-On Invention, then DUKE shall promptly disclose in writing any such Follow-on Invention to Licensee. For avoidance of doubt, it is understood and acknowledged that nothing in this Agreement restricts DUKE from using the Know-how so long as any such use or license does not adversely affect Licensee’s nonexclusive license under this Agreement to such Know How (which shall include, but shall not be limited to, the transferring of Know-how to any Third Party).

(b)       Publications. Subject to the foregoing, DUKE reserves the right to publish information of scientific importance; provided, however, that (i) the information or the material part of it shall, prior to such publication, have been made the subject of a United States patent application, or (ii) the other party shall have given its prior written agreement to the publication without filing a patent application, which shall not be unreasonably withheld. DUKE shall furnish Licensee with a copy of every relevant publication by it pursuant to this Article prior to publication of the information. Licensee receiving the intended publication shall have sixty (60) days from receipt of the intended publication to review, indicate to the party intending publication any reasonable revisions or deletions it deems necessary to protect its proprietary rights or to avoid publication of any information which may prejudice or jeopardize potential patent rights, and the party intending publication agrees to make revisions or deletions. Submission of the intended publication may be delayed for an additional forty-five (45) days following the initial sixty (60) day period for the purposes of preparing related patent applications if in the reasonable judgment of one of the parties these patent applications are considered necessary and disclosure would jeopardize potential protection. Notwithstanding the forgoing, in no event shall DUKE have any right to publish or otherwise use or disclose Licensee’s Confidential Information except as may be otherwise expressly permitted under Article 11.

2.05       Disclosure of Know How. During the Term of this Agreement, DUKE shall afford Licensee reasonable opportunity to confer with each of the Inventors regarding the inventions claimed in the Patent Rights, including, without limitation, and shall and shall ask the Inventors to disclose, provide or otherwise make available to Licensee, as soon as reasonably practicable, with Know-How relating to the Patent Rights.

2.06       Sublicenses. Licensee may grant sublicenses to sublicensees that are consistent with the terms and conditions of this Agreement, provided that Licensee shall remain responsible for compliance with its obligations under this Agreement, including, but not limited to, payment of all fees and royalties due to DUKE under this Agreement, whether or not such payments are made to Licensee by its sublicensees. Licensee shall include in any sublicense granted pursuant to this Agreement a provision requiring the sublicensee to indemnify DUKE and maintain liability coverage to the same extent that Licensee is so required pursuant to Section 14.02 of this Agreement and the right for DUKE to audit the sublicensee to the same extent that Licensee is so required pursuant to Section 5.02 of this Agreement. Licensee shall provide DUKE with copies of all sublicense agreements within forty-five (45) days of the execution date thereof. In the event of any termination of this Agreement by DUKE, DUKE shall deemed the “licensor” under any and all sublicenses having been entered into or otherwise granted by Licensee so long as any such sublicense conforms to the requirements of this Section and to Duke’s internal policies and status as a nonprofit, research, educational, and healthcare institution.

2.07       No Implied License. Except as expressly provided herein, the license granted hereunder does not confer any other rights upon Licensee by implication, estoppel or otherwise as to any technology or intellectual property (including, but not limited to, know-how, patent applications, patents, and the like) held by DUKE.

2.08         Manufacture in the US. The research leading to the Patent Rights was funded in part by the U.S. Government, and the Parties agree that, notwithstanding any use of descriptive terms such as “exclusive” in Section 2.01 and elsewhere in this Agreement, the U.S. Government has certain rights in the Patent Rights as set forth in 37 CFR 401. Licensee agrees to comply in all material respects with the requirement that the Licensed Products sold in the United States must be substantially manufactured in the United States to the extent required by 35 U.S.C. Sec. 204, if such statute is applicable.

2.09         Compliance with Laws. Licensee shall comply in all material respects with all applicable laws in respect of this Agreement, and shall cause its sublicensees to comply with all applicable laws in respect hereof, and shall cause all sublicense agreements to require each sublicensee to comply with all applicable laws thereunder.

ARTICLE 3 - LICENSE FEE AND ROYALTIES

3.01         Equity Participation.

(a)       Ownership of Common Stock. On or before the Effective Date, Licensee will issue equity to DUKE equal to 7% of the issued and outstanding shares of common stock of Licensee as determined immediately prior to any such issuance. DUKE and Licensee shall enter into a separate subscription agreement pursuant to which DUKE’s seven (7%) percent ownership share (the “Initial Percentage Ownership”) shall be protected from dilution from the Effective Date until the date on which Licensee shall have raised a cumulative $2 million in financing from any source, whether debt, equity or grants (the “Initial Percentage Ownership Period”), after which DUKE’s percent ownership may be diluted by subsequent dilutive financing. No cash equivalent for equity is expressed or implied; and no fractional distribution of cash and equity will be allowed.

(b)       Right of First Offer. Following the lapse of the Initial Percentage Onwership Period, the Parties shall further enter into a shareholders agreement pursuant to which, among other things, if the Licensee proposes to sell any of its common stock to Third Party Investors (such phrase to be defined in such shareholders agreement as a Third Party who purchases Licensee capital stock for cash at fair market value as determined by Licensee’s Board of Directors), then Licensee shall first offer to DUKE the right to purchase up to that portion of such stock as equals its fully-diluted percentage ownership of the Licensee, provided, however, that such right shall be subject to usual and customary exceptions. Subject to applicable securities laws, DUKE shall be entitled to apportion the right of first offer hereby granted to it among itself and each Affiliate thereof in such proportions as it deems appropriate.

(c)       Termination of Preferential Rights. The Percentage Ownership Protection and Right of First Offer shall terminate immediately prior to the occurrence of stock issued by Inhibikase or any Affiliate thereof being subject to the rules and regulations for companies having stock traded in any public market or other significant transaction.

3.02       Performance Milestone Payments. Licensee must pay to DUKE the non-refundable, non-creditable milestone payments set forth in Appendix A (hereafter, “Performance Milestone Fees”). Each Performance Milestone Fee is due and payable within 45 days of Licensee’s or sublicensee’s achievement of the relevant milestone.

3.03       Royalty Payments. Except as otherwise provided in this Agreement, at the times and in the manner set forth in this Agreement, Licensee must pay to DUKE a non-refundable, non-creditable running royalty on Net Sales of Licensed Products and Licensed Services. The running royalty is calculated as follows:

(a)       Two percent (2%) of Net Sales for Licensed Products; and

(b)       Two percent (2%) of Net Sales for Licensed Services.

Notwithstanding any provision in this License Agreement to the contrary, if, after review at any stage of prosecution, a Licensed Product or Licensed Service is no longer covered by a Valid Claim in any particular country, then all payments otherwise required in connection therewith under this Agreement in any such particular country shall be reduced to zero (0).

3.04       Royalty Stacking. If, in order to develop or market a Licensed Product or Licensed Service Licensee or any Affiliate or sublicensee thereof is required or otherwise determines for business purposes to enter into or to utilize one or more other licenses or technologies with Third Parties for which earned royalties are also paid (“Other Royalties”) and the total running royalty obligation of Licensee exceeds six percent (6%) percent of Net Sales, then the running royalties to Duke shall be reduced proportionally based on the royalty to all other such parties, so that Licensee’s total royalty obligation does not exceed 6%. However, in no event shall royalties paid to DUKE under this Agreement be reduced by more than fifty percent (50%) of the royalty otherwise payable in Section 3.03 or 3.06, as the case may be. Nothing herein, however shall be construed as reducing the minimum annual royalties due and payable as set forth in Section 3.08 below or the milestone fees set forth in Appendix A.

3.05       Combination Product. In the event a Licensed Product or Licensed Service is sold in combination with one or more other products or processes that are not the subject of Patent Rights, then the Net Selling Price for that Licensed Product or Licensed Service shall be calculated by multiplying the Net Selling Price for such combination product or service by the fraction A/(A+B), where “A” is the Net Selling Price for the Licensed Product or Licensed Service sold separately and “B” is the Net Selling Price for the other active ingredient(s) sold separately. In the event that the other active ingredient is not sold separately, then the Net Selling Price for that Licensed Product or Licensed Service shall be calculated by multiplying the Net Selling Price for the combination product by the fraction A/C, where “A” is the gross invoice amount for the Licensed Product or Licensed Service, if sold separately, and “C” is the gross invoice amount for the combination product. In the event that no such separate sales are made, the Net Sales Price for royalty determination shall be mutually agreed by the Parties in good faith.

3.06       Sublicensing Payments.

(a)       In General. Within forty-five (45) days of receipt by Licensee, Licensee shall pay DUKE that amount as shall equal the applicable sublicense percentage multiplied by any fees or payments paid to Licensee by a sublicenee as consideration for a sublicense granted under this Agreement as set forth in APPENDIX A, including, but not limited to, any initial licensing fees, milestone fees, maintenance fees and Premium Equity Payments (as defined below), to the extent any such Premium Equity Payment is directly attributable to the sublicense of the Patent Rights and Licensed Technology, but excluding research and development and running royalty payments and fees, costs and other payments made in connection with the maintenance, prosecution and defense of the Patent Rights (the “Sublicense Royalties”).

(b)       Definitions. For purposes of this Agreement, the following terms or phrases shall have the meaning ascribed thereto:

(i)       “Premium Equity Payments” shall mean the positive difference, if any, between the gross amount paid for equity in Licensee by a sublicenee and the Per Share Fair Market Value (as defined below) of said equity multiplied by the number of shares purchased by the sublicense; and

(ii)       “Per Share Fair Market Value” of Licensee’s equity shall be the per share amount paid by an investor to Licensee in the most recent round of financing within the six (6) month period immediately preceding an equity purchase by a sublicenee, adjusted for subsequent material valuation events. If no round of financing occurred in the immediately preceding six (6) month period, the Per Share Fair Market Value of Licensee’s equity shall be agreed upon by the parties. In the event that Licensee and DUKE cannot agree on the Per Share Fair Market Value within forty-five (45) days of Licensee’s receipt of such Premium Equity Payments, said price shall be determined by a mutually agreeable qualified appraiser, the cost of which shall be divided between the Parties. In the event Licensee owes DUKE a portion of such Premium Equity Payment, Licensee shall have the option of remitting payment to DUKE in the form of equity in Licensee, based on the Per Share Fair Market Value.

3.07       Annual Maintenance Fee. Licensee shall pay to DUKE an annual fee of five thousand dollars ($5,000) on the first anniversary of the Effective Date and each such anniversary thereafter for the Term of this Agreement until the first commercial sale of a Licensed Product or Licensed Service, after the occurrence of which the obligation to any further annual maintenance fees shall terminate.

3.08       Minimum Annual Royalty Payments. Licensee's obligation to pay non-refundable minimum annual royalties begins on the first anniversary of the first commercial sale of a Licensed Product or Licensed Service. Non-refundable minimum annual royalties are payable to DUKE as specified below. Should the running royalties due for the year from Net Sales on Licensed Products or Licensed Services be less than the amount specified for minimum annual royalties, the total royalty paid for any given year as determined on a cumulative year-over-year basis by Licensee to DUKE will be equal to the minimum annual royalty below. Minimum annual royalties are as follows:

(a)       first anniversary of the first commercial sale: US$5,000;

(b)       second anniversary of the first commercial sale: US$10,000;

(c)       third anniversary of the first commercial sale and each subsequent anniversary thereafter in which this Agreement is in effect: US$20,000;

(d)       By the fourth anniversary of the first commercial sale of Licensed Product or Licensed Services, the Net Sales for Licensee during that immediately preceding twelve (12) consecutive calendar monthly period, shall equal at least fifty percent (50%) of the minimum royalty paid by Licensee in accordance with Section 3.08(c). If this requirement is not met, DUKE may, at its sole discretion, terminate this Agreement or convert it to non-exclusive license.

3.09       Application of Proceeds. Notwithstanding reports, correspondence or other communications from Licensee, it is understood that DUKE will apply any amounts received from Licensee in accordance with its policies and procedures in effect at the time of receipt.

3.10       Net of Taxes. All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government or other entity.

3.11       Due Dates; Late Payment. Licensee must make all payments due to DUKE under this Agreement on or before the date set forth by the terms of this Agreement, or within 45 days of any invoice date on invoices received from DUKE. If Licensee fails to pay any amount due to DUKE during the aforementioned time period, then the payments set forth in this Agreement will bear interest until payment is made in full. Simple interest will be calculated on the balance due at a per annum rate of 2% above the prime rate in effect at the Wachovia Bank (N.A.) (or its successors, as the case may be) on the due date of the payment(s) in question. However, in no event may any interest calculation hereunder exceed 18% per annum (or 1.5 % per month). The payment of such interest does not foreclose DUKE from exercising any other rights it may have as a consequence of the lateness of the payment, including termination in accordance with Section 10.02 herein.

3.12       Payments to DUKE; US Currency. All payments due to DUKE under this Agreement must be paid in United States Dollars in Durham, North Carolina, or at such place as DUKE may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion is required in connection with such payments due, such conversion must be made by using the exchange rate prevailing at Wachovia Bank (N.A.) (or its successor, as the case may be) on the last business day of the reporting period to which such payments relate.

3.13       Payment Instructions. All payments due to DUKE under this Agreement must cite “DUKE File # 2131,” and must be made payable to “DUKE University.” If payments are made by wire, the wiring instructions below must be followed. Payments made by check, as well as reports due to DUKE in accordance with Sections 5.03 and 5.04 must be sent to DUKE at the following address:

For delivery via the U.S. Postal Service:

DUKE UNIVERSITY

Office of Licensing & Ventures

Duke University Campus Box 90083

Durham, NC 27708

For delivery via nationally/internationally recognized courier:

DUKE UNIVERSITY

Office of Licensing & Ventures

2812 Erwin Road, Suite 306

Durham, NC 27705

Wiring Instructions:

Bank:	Wachovia Bank NA
Charlotte, NC USA
ABA#:	053000219 (Domestic wires only)
Swift Code:	PNBPUS33 (Foreign wires only)
Beneficiary:	DUKE University Concentration Account
Account No:	202374-0253053
Attention:	Office of Licensing & Ventures, 681-7591

Note: All bank fees are the responsibility of the sender.

Licensee’s contact information regarding invoices and payments:

Attn: Chief Executive Officer

Inhibikase Therapeutics, Inc.

3350 Riverwood Parkway, Suite 1927

Atlanta, GA 30339

917-494-0831

mhwerner@inhibikase.com

ARTICLE 4 – DEVELOPMENT AND COMMERCIALIZATION

4.01         Development & Commercial Milestones. Licensee, either directly or indirectly through its Affiliates and sublicensees, must use its commercially reasonable efforts to bring at least one Licensed Products or Licensed Services to market during the Term of this Agreement. The parties agree that the Development schedule established in attached Appendix B is reasonable.

4.02         Annual Meeting. DUKE has the right to one meeting per year with Licensee to discuss the development and commercialization of Patent Rights at a mutually acceptable time and place. Should DUKE’s personnel be required by Licensee to consult with Licensee outside of Durham, North Carolina, Licensee will reimburse reasonable travel and living expenses incident to such consulting.

4.03       Modification to Milestones. DUKE may terminate this Agreement in accordance with Section 10.02 if Licensee fails to meet the development schedule set forth in Appendix B (the “Development Schedule”) unless such variations are expressly approved by DUKE in writing. Notwithstanding the foregoing, DUKE shall not unreasonably withhold its consent to any revision of the Development Schedule set forth therein when requested in writing in advance by Licensee if (i) the request is reasonably supported by credible evidence of scientific or technical difficulties or delays, including, if any, in the clinical studies or regulatory process that are outside of Licensee’s control; (ii) Licensee is proposing and agrees to implement reasonably satisfactory and effective means of addressing such difficulties or delays, including utilizing its available commercially reasonable financial and technical resources; and (iii) Licensee or any Affiliate or sublicenee thereof has in good faith made commercially reasonable efforts to meet said objective(s) and continue to do so. In making any such determination, DUKE shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by Licensee. Satisfaction of a later-in-time milestone shall be deemed to constitute satisfaction of any prior-in-time Milestone. DUKE agrees that performance by an Affiliate or sublicensee of Licensee’s diligence obligations regarding a Licensed Product or Licensed Service shall be deemed to be performance by Licensee of its diligence obligations for such Licensed Product under this License Agreement, including, but not limited to, those set forth in this Article.

4.04       Delivery of Business Plan and Development Schedule. Prior to the execution of this License Agreement, Licensee will deliver to DUKE a (a) confidential business plan (the “Business Plan”) and (b) Development Schedule attached hereto as Appendix B, detailing its research and development, drug development, corporate partnering, and financial strategies. The Business Plan must be in sufficient detail to allow DUKE to understand these initial strategies prior to the signing of this License Agreement. Through execution of this document, DUKE acknowledges receipt of the Business Plan that fulfills the requirements of this Section.

4.05       Capitalization Chart. Prior to the execution of this License Agreement, Licensee will deliver to DUKE a confidential Capitalization Chart detailing its equity holdings and a stock subscription agreement prior to the signing of this License Agreement. Through execution of this document, DUKE acknowledges receipt of documents that fulfill the requirements of this Section.

ARTICLE 5 – REPORTS AND RECORDS

5.01       Books and Records. Licensee must keep full, true and accurate in all material respects books of accounts and other records containing all particulars necessary to reasonably ascertain and verify the amounts payable to DUKE under this Agreement. These books of account must be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. These books and the supporting data must be open and available for inspection by DUKE or its designee(s) at all reasonable times for a minimum of two (2) years following the end of the calendar year to which they pertain.

5.02       Subject to Article 11 of this Agreement, DUKE shall have the right, from time to time, upon forty-five (45) days prior written notice and at reasonable times during normal business hours, through an independent certified public accountant, to examine the records of Licensee relating to its obligations under this Agreement, including, but not limited to, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distributor agreements, accounting general ledgers, and sales tax returns, in order to verify the calculation of any royalties and/or fees payable under this Agreement. Such examination and verification shall not occur more than once each calendar year. If any such examination and verification reveals an underpayment by Licensee to DUKE of more than ten percent (10%) for any quarter examined, Licensee shall pay DUKE within forty-five (45) days thereafter the undisputed amount of such underpayment plus interest (in accordance with Section 3.11) and shall reimburse DUKE for all reasonably and actually incurred expenses incurred in the examination and verification of the records by the independent certified public accountant.

5.03 During the Term of this Agreement, Licensee will submit annual progress reports to DUKE by February 28th of each year. The progress reports will discuss the progress and results achieved during the immediately preceding calendar year, as well as ongoing plans, with respect to the development and commercialization of the Patent Rights and/or the status of development of each Licensed Product or Licensed Service. The report must provide information at least sufficient to meet DUKE’s government reporting requirements and additionally must include descriptions of Licensee’s plans and commercially reasonable estimated timeframes for testing, development, governmental approvals and marketing/sale of each Licensed Product or Licensed Service.

5.04        After the first commercial sale of a Licensed Product or Licensed Service, and in addition to the reports required under Section 5.03, Licensee must render to DUKE on or before February 28th and August 31st of each calendar year a written account of the Net Sales of Licensed Products and Licensed Services made during the prior six-month period ending December 31st and June 30th, respectively. Licensee must simultaneously with the submission of the reports pay to DUKE the royalties due on such Net Sales in United States dollars. Reports tendered must include the calculation of royalties on a product-by-country basis in substantially the format provided in Appendix C. Minimum annual royalties are due DUKE for any calendar year must be paid by Licensee along with the written report due on February 28 of each year.

ARTICLE 6 - PATENTS

6.01       Responsibility for Patents. DUKE will prepare, apply for, prosecute, and maintain during the Term of this Agreement, the Patent Rights in the United States and in the foreign countries listed in Appendix D hereto and any amendment thereof. Licensee shall have the right to inform DUKE in writing of each foreign country, if any, in which Licensee desires for DUKE to make the necessary filing for patent protection, whereupon Appendix D will be amended in writing to reflect each such designation. DUKE shall, at Licensee’s expense, file, prosecute and maintain all such additional patent applications.

6.02       DUKE Responsible for Patent Rights. Preparation, filing, prosecution and maintenance of the Patent Rights shall be the primary responsibility of DUKE, for which purpose DUKE shall engage patent counsel who shall be mutually agreeable to both Parties. In the event DUKE desires to transfer the prosecution of any of the Patent Rights to new patent counsel, Licensee’s written consent shall be obtained prior to the commencement of any such transfer, which consent shall not be unreasonably withheld. DUKE shall consult with Licensee as to the preparation, filing, prosecution and maintenance of such applications and patents and shall furnish to Licensee copies of documents relevant to any such preparation, filing, prosecution or maintenance, with all such consultation and copies being made reasonably in advance of any filing or other action to permit Licensee sufficient time to review and offer comments thereto. Upon agreement between Licensee and DUKE, DUKE shall prepare and file appropriate patent applications, responses to office actions and the like.

6.03       Licensee’s “Step-In-Rights.” In the event that DUKE shall elect to either forgo the preparation, filing, prosecution or maintenance or otherwise abandon any Patent Rights (for example, on account of DUKE’s failure to pay patent costs or extending an existing patent term), DUKE shall as soon as reasonably practicable, but in no event less than sixty (60) prior to the date on which any such action would be timely required, give written notice thereof to Licensee. Upon receipt of any such notice or to the extent any such determination becomes actually known to Licensee, Licensee shall have the option, but not obligation to prepare, file, prosecute or maintain, as the case may be, the Patent Rights.

6.04       Notice of Matters Affecting Licensed Products. Each party shall provide to the other prompt notice as to all matters that come to its attention and which may affect the preparation, filing, prosecution or maintenance of the Patent Rights.

6.05       Summary of Patent Rights. DUKE shall provide Licensee a summary of expenses pertaining to such patent prosecution activities when requested from Licensee, but in no event shall such reports be provided more frequently than once each calendar month during the Term of this Agreement. During the term of this Agreement, payment of all reasonably and actually incurred fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights are the responsibility of Licensee, whether such fees and costs were incurred before or after the Effective Date. Licensee must pay $10,000 towards such fees and costs within 45 days of the Effective Date of this Agreement upon receipt of an invoice for the same, and failure pay such invoice within such 45-day period is a default hereunder for which DUKE may terminate this Agreement in accordance with Section 10.02. The balance of these costs, estimated at $12,000, is to be paid following the Effective Date upon either the completion of an equity raise in new money of $1,000,00 or 12 months thereafter, whichever occurs earlier.

6.06       Abandonment of Patent Rights. If Licensee provides DUKE with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within the Patent Rights, then Licensee's responsibility for fees and costs related to the filing, prosecution, and maintenance of such subject Patent Rights will terminate sixty (60) days after DUKE’s receipt of such written notification. However, in such instances, sixty (60) days after DUKE’s receipt of written notification, such patents and/or patent applications will no longer be included in Patent Rights (and Appendix D is deemed to be so amended accordingly), and Licensee surrenders all rights under this Agreement to such patents, patent applications, and any patents issuing therefrom.

6.07       Extension of Patent Rights. Licensee may request that DUKE have the normal term of any Patent Rights extended or restored under a country's procedure of extending patent term for time lost in government regulatory approval processes, and the expense of the same shall be borne by Licensee in accordance with the terms of Section 6.05. Licensee shall assist DUKE to take whatever action is necessary to obtain such extension. Licensee shall be responsible for payment of any reasonably and actually incurred fees associated with the patent term extension request. In the case of such extension, royalties pursuant to Article 3 hereof shall be payable until the end of the extended term of the Patent Right.

6.08       Marking Licensed Products. To the extent reasonably practical, Licensee must mark any Licensed Product and Licensed Services sold in the United States and the containers, labels, and other packaging therefor with all applicable United States patent numbers. All Licensed Products or Licensed Services shipped to or sold in other countries must be marked in such a manner as to conform in all material respects with the patent laws and practices of the country of manufacture or sale.

ARTICLE 7 - INFRINGEMENT OF THIRD-PARTY RIGHTS

7.01       In General. If DUKE (or any Affiliate or sublicensee thereof) is charged with infringement of a patent by a Third Party or is made a party in a civil action as a result of the practice by Licensee (or any Affiliate or sublicensee thereof) of the Patent Rights or Know-How under this Agreement, Licensee:

(a)       Must defend and/or settle any such claim of infringement or civil action;

(b)       Must assume all costs, expenses, damages, and other obligations for payments incurred as a consequence of such charges of infringement and/or civil action;

(c)       Must indemnify and hold harmless DUKE in accordance with Section 14.01 of this Agreement;

(d)       May, if such claim of infringement or civil action is based on patent claims contained in any pending or issued patent included in the Patent Rights, terminate, at its election, either its license under this Agreement to any such claims, or this Agreement effective immediately upon DUKE’s receipt of written notice thereof at termination. Thereafter, Licensee has no further liability for claims and/or damages arising subsequent to said date of termination unless Licensee is exercising its license under Section 10.06, in which case Licensee's liability and obligations under this Article shall continue as long as the license granted in Section 10.06 is in effect; and

(e)       Must use its commercially reasonable efforts to secure from any such Third Party a covenant not to sue DUKE, or any of its faculty, students, employees or agents, for any historic and/or ongoing research, educational, or clinical efforts conducted at DUKE that relate to the Patent Rights and/or Know-How.

7.02        Cooperation. In the event Licensee defends against any such such infringement, DUKE will cooperate with Licensee, at Licensee’s expense, in the defense of any such infringement charge or lawsuit. Licensee may, for such purposes, request to use the name of DUKE as party thereto. If DUKE is a necessary party to an infringement lawsuit, then DUKE agrees to join the lawsuit as a party thereto, and all costs associated therewith shall be borne by Licensee..

ARTICLE 8 - INFRINGEMENT OF DUKE’s PATENT RIGHTS

BY THIRD PARTIES

8.01        Notice. Each Party to this Agreement is obligated to inform the other promptly in writing of any alleged infringement of which it becomes aware and of any available evidence of infringement by a third party of any patents within the Patent Rights.

8.02        Responsibility for Infringement. If during the Term of this Agreement, Licensee becomes aware of any alleged infringement by a Third Party, Licensee shall have the right, but not the obligation, to either:

(a)       Settle the infringement suit by sublicensing to the alleged infringer or by other means; or

(b)       Prosecute at its own expense any infringement of the Patent Rights.

In the event Licensee prosecutes such infringement, DUKE will cooperate with Licensee, at Licensee’s expense, in the prosecution or defense of any such infringement charge or lawsuit. Licensee may, for such purposes, request to use the name of DUKE as party plaintiff. If DUKE is a necessary party to an infringement lawsuit, then DUKE agrees to join the lawsuit as a party plaintiff, and all costs associated therewith shall be borne by Licensee.

8.03       In the event that Licensee undertakes the enforcement and/or defense of the Patent Rights by litigation, including any declaratory judgment action, the total cost of any such action commenced or defended solely by Licensee shall be borne by Licensee. Any recovery of damages by Company for any infringement shall be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of Inhibikase relating to the suit, and second toward reimbursement of DUKE’s reasonable expenses, including reasonable attorneys’ fees, relating to the suit. If applicable, Licensee shall pay DUKE out of any such award of direct damages an amount equal to a reasonable approximation of the royalties that Licensee would have owed to DUKE on Net Sales that were lost to the infringer, provided, however, that in no event shall any such amount exceed fifty percent (50%) of any such balance. Any award of punitive damages shall be distributed between Licensee and Duke with Licensee receiving seventy five percent (75%) and Duke receiving twenty-five percent (25%).

8.04       DUKE’s Step In-Rights. In the event Licensee does not undertake action to prevent the infringing activity within three (3) months of having been made aware and notified thereof, DUKE shall have the right, but not the obligation, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, DUKE may use the name of Licensee as a party plaintiff in any such suit without expense to Licensee. The total cost of any such infringement action commenced or defended solely by DUKE shall be borne by DUKE. Any recovery of damages by DUKE for any infringement shall be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of DUKE relating to the suit, and second toward reimbursement of Licensee’s reasonable expenses, including reasonable attorneys’ fees, relating to the suit. If applicable, Licensee shall receive an amount equal to its lost profits or a reasonable royalty on sales of the infringer (whichever measure of damages the court shall have applied), less a reasonable approximation of the royalties that Licensee would have owed to DUKE on Net Sales that were lost to the infringer, which amount shall be retained by DUKE. Any award for punitive damages shall be distributed between the Licensee and Duke with Licensee receiving twenty five percent (25%) and Duke receiving seventy-five percent (75%).

8.05       Cooperation. In any infringement suit instituted by either Party to enforce the Patent Rights in the Territory pursuant to this Agreement, the other Party hereto shall, at the request and expense of the Party initiating such suit, reasonably cooperate in all respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. In the event Licensee prosecutes such infringement, Licensee may, for such purposes, request to use the name of DUKE as party plaintiff or defendant, as the case may be. If DUKE is a necessary party to an infringement lawsuit, then DUKE agrees to join the lawsuit as a party plaintiff or defendant, as the case may be, and all costs associated therewith shall be borne by Licensee.

8.06       Invalidity of Patent Rights. Any of the foregoing notwithstanding, if at any time during the term of this Agreement any of the Patent Rights are held invalid or unenforceable in a decision which is not appealable or is not appealed within the time allowed, Licensee shall have no further obligations to DUKE with respect to its future use or sale of any Licensed Product, or Licensed Service covered solely by such Patent Rights, including the obligation of paying royalties. For avoidance of doubt it is understood and agreed that in such event, Licensee shall not have any damage claim or any claim for refund or reimbursement against DUKE for any amounts previously paid to DUKE under this Agreement.

ARTICLE 9 - GOVERNMENT CLEARANCE, PUBLICATION, EXPORT

9.01       To the extent such clearance is required, Licensee must use its best commercially reasonable efforts to have the Licensed Products and/or Licensed Services cleared for marketing in those countries in which Licensee intends to sell Licensed Products and/or Licensed Services. Consistent with any such clearances, Licensee agrees to file or have filed any necessary data with appropriate government agencies.

9.02       If this Agreement terminates in accordance with Sections 10.02 or 10.03 in the event DUKE provides notice to Licensee of the existence of a Third Party with a bona fide interest in thereafter licensing any of the Licensed Products for which Licensee possesses development and/or regulatory data, Licensee will use its commercially reasonable efforts to negotiate a confidential disclosure agreement and license between such Third Party prior to providing such Person with such data, to the extent that such data is not in use for any other product or technology, remains in the possession and control of Licensee and not the subject of any other agreement.

9.03       This Agreement is subject to all applicable United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and technology. It is understood that DUKE is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979). As such, Licensee agrees to comply in all material respect with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of such agency. DUKE makes no promise or representation that a license is not required nor that, if required, it will be issued.

ARTICLE 10 - DURATION AND TERMINATION

10.01       Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue in full force and effect, as determined on a country-by-country basis within the Territory, until the last to occur of either (a) the Patent Rights are no longer covered by a valid claim, (b) or ten (10) years from the Effective Date (the “Term”).

10.02       Termination.

(a)       In General. If either party fails to fulfill in any material respect its obligations under this Agreement, including the failure to make any payment when due, the non- breaching party may terminate this Agreement by giving written notice to the breaching party as described in 10.03(b).

(b)       By giving written notice of termination to the other party, either party may immediately terminate this Agreement on account of any plea of guilty or conviction for criminal fraud or other illegal conduct by the other party.

(c)       Any notice of termination must contain a reasonably adequate description of the event or occurrence constituting a breach of the Agreement. For breaches described in Section 10.02(a), the party receiving notice of the breach will have the opportunity to cure that breach within ninety (90) days of receipt of notice. If the breach is not cured within that time, the termination will be effective as of the 91st day after receipt of notice. A party's ability to cure a material breach under this Agreement will apply only to the first three such breaches within any five year period, properly noticed under the terms of this Agreement, regardless of the nature of those breaches. Any subsequent breach by that party will entitle the other party to terminate this Agreement by written notice.

(d)       Other Grounds. If (a) an order for relief is entered against Licensee under the Federal Bankruptcy Code, (b) an order appointing a receiver for substantially all of Licensee’s assets is entered by a court of competent jurisdiction, (c) Licensee makes an assignment for the benefit of creditors, or (d) a levy of execution is made upon substantially all of the assets of Licensee and such levy is not quashed or dismissed within 30 days, this Agreement automatically terminates effective on the date of such order or assignment or, in the case of such levy or ceasing of active business, the expiration of such 30 day period. If Licensee shall cease to exist as an active business, this Agreement terminates immediately. Notwithstanding the foregoing, terminations in accordance with this Section 10.02 will not impair or prejudice any other right of remedy that DUKE might have under this Agreement.

(e)       If at any time prior to the first commercial sale of a Licensed Product under this Agreement Licensee notify DUKE in writing that it intends to cease or that it has ceased to pursue commercial development of the Patent Rights contemplated herein, this Agreement shall automatically terminate without obligation on the part of DUKE to refund any of the fees or royalties which may have been paid by Licensee prior to such termination. Licensee must notify DUKE as soon as reasonably practicable in writing following any determination made by it to cease commercial development of the Patent Rights as contemplated herein.

(f)       Allegations of default or other disputes by either party shall be subject to arbitration under Article 19 of this Agreement. If in the event COMPANY disputes the alleged default or breach, then such cure period shall be tolled for the period during which any such dispute remains pending and this Agreement shall remain in full force and effect. Should it be finally determined that COMPANY was in default or breach under this Agreement, then COMPANY shall have the remainder of the cure period to cure the same. Upon the expiration of such period, this Agreement shall automatically terminate unless COMPANY has removed the condition of termination.

10.03       Challenge To Validity of Patents Rights. If Licensee commences a declaratory judgement action or any legal proceeding that challenges the validity (but not scope) of the Patent Rights in the Field of Use, DUKE shall have the right to terminate this Agreement, without obligation on the part of DUKE to refund any of the fees or royalties which may have been paid by Licensee prior to such termination. Further, once any one of the following events have occurred, Licensee agrees that, for the term of this Agreement, it will not commence a declaratory judgement action or any legal proceeding that challenges the validity (but not scope) of the Patent Rights:

(a)	Licensee has had any commercial sales of a Licensed Product, or
(b)	Licensee has asserted the Patent Rights against a third party, or
(c)	This Agreement has been in effect for three years and no charge of infringement has been filed against DUKE or Licensee for the practice of the Patent Rights.

10.04      Preservation of Rights. However, nothing herein shall be construed to release either party of any obligation that has matured and accrued prior to the effective date of any such termination or expiration.

10.05       Return or Destruction of Property. Within 90 days of expiration or termination of this Agreement, each Party shall, as directed by the other, return or destroy all of the information, data, materials and other property provided to it by the other Party under this Agreement. Further, Licensee must provide DUKE with a written statement signed by an authorized representative of Licensee certifying the destruction thereof.

10.06        Post Expiration or Termination Sales and Sublicenses. Notwithstanding any other provision of this Agreement to the contrary, upon the expiration or early termination of this Agreement pursuant to this Article, Licensee may notify DUKE of the amount of Licensed Products or Licensed Services that Licensee has on hand and Licensee may then sell that amount of Licensed Products or Licensed Services, but no more; provided, however, that Licensee shall pay DUKE any fees, royalties or other financial consideration as provided for in this Agreement. Upon termination of this Agreement, any sublicenses granted by Licensee under the Patent Rights shall remain in effect, provided that: (a) the sublicense is assigned to DUKE; (b) the sublicensing agreement requires the sublicensee to thereafter pay DUKE any consideration that would have been due to Licensee; (c) upon termination of this Agreement, Licensee informs the Sublicensee of the foregoing obligations; and (d) the sublicense agrees to the assignment in writing to DUKE; and (e) Licensee remains responsible for all other obligations that survive any such termination of this Agreement. However, if any terms of such sublicense agreements are inconsistent with DUKE’s policies and/or practices, or are otherwise unacceptable to DUKE, such terms will be renegotiated between DUKE and the Sublicensee. Sublicensee must contact DUKE within thirty (30) days of termination of this Agreement to initiate a discussion with DUKE concerning any potential renegotiations that may be needed. Any sublicense executed by Licensee must contain language to this effect.

ARTICLE 11 - CONFIDENTIALITY

11.01       In General. Each Receiving Party agrees that all Confidential Information disclosed by the Disclosing Party to such Receiving Party or its Designated Representatives (as defined below) (i) shall not be used for any purpose whatsoever by Receiving Party or its Designated Representatives, except in performance of the Receiving Party’s obligations under this Agreement, (ii) shall be maintained in confidence by Receiving Party and its Designated Representative for the period described in Section 11.03, below, and (iii) shall not be otherwise disclosed by Receiving Party or its Designated Representative to any other Third Party to this Agreement without Disclosing Party’s prior written consent. Notwithstanding the foregoing, Receiving Party may disclose Disclosing Party’s Confidential Information if Receiving Party is required to make such disclosure by applicable law, regulation or legal process, including, without limitation, by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ. If and to the extent the Receiving Party is required pursuant to applicable law or court order to disclose the Disclosing Party’s Confidential Information, then it shall first notify the Disclosing Party of any such requirement or attempt to require disclosure with sufficient advance notice so as to permit the Disclosing Party to petition a court of competent jurisdiction or to seek a protective order such that the confidentiality of the Confidential Information shall be maintained.

11.02       Designative Representatives. Receiving Party agrees that it shall provide Disclosing Party’s Confidential Information only to the employees, consultants and advisors of the Receiving Party or any Affiliate thereof (collectively, the “Designated Representatives”) who have a need to know such Confidential Information to assist the Receiving Party in fulfilling its obligations under this Agreement and have first entered into an agreement containing provisions similar to those contained in this Agreement restricting the use and disclosure thereof, provided, however, that Receiving Party shall remain responsible for any failure by any such Designated Representative to treat such Confidential Information as required under this Section.

11.03       Miscellaneous. The obligations of confidentiality in this Agreement are binding for the Term and a period of three (3) years from the date of disclosure. This Article shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of one party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Article.

ARTICLE 12 – NOTICES

It is a sufficient giving of any notice, request, report, statement, disclosure or other communication hereunder if the party giving the same:

(a)       hand delivers such communication;

(b)       mails such communication, postage prepaid, first class, certified mail; or

(c)       sends such communication, shipping prepaid, by national/international courier service to the other party at the address given below or as subsequently delivered in writing by one Party to the other.

DUKE

For delivery via the U.S. Postal Service

DUKE UNIVERSITY

Office of Licensing & Ventures

Box 90083

Durham, NC 27708

Attn: Agreements Manager

For delivery via nationally/internationally recognized courier

DUKE UNIVERSITY

Office of Licensing & Ventures

2812 Erwin Road, Suite 306

Durham, NC 27705

Attn: Agreements Manager

Milton Werner, Ph.D.

Inhibikase Therapeutics, Inc.

3375 Spring Hill Parkway

Suite 811

Smyrna, GA 30080

With a copy to:

McDaniel Law Group, PC

PO Box 681235

Marietta, Georgia 30068

Attn: Mr. Frank McDaniel, Esq.

ARTICLE 13 - ASSIGNMENT

13.01       This Agreement is binding upon and inures to the benefit of the respective successors of the parties hereto. This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed, conditioned or denied.

13.02       In the case of a significant transaction involving the Licensee, whether as a result of the transfer of all, or substantially all of its assets, ownership interests, merger or otherwise, Licensee shall have the right to assign any or all of its rights under this Agreement, provided that prior to any such assignment, the following conditions must be met:

(a)       Licensee must give DUKE 30 days prior written notice of the assignment, including the new assignee's contact information; and

(b)       The new assignee must agree in writing to DUKE to be bound by this Agreement.

ARTICLE 14 - INDEMNITY, INSURANCE, REPRESENTATIONS, STATUS

14.01       By Licensee. DUKE, and its trustees, officers, employees, students, and agents (collectively, “DUKE Indemnitees”) will be indemnified and held harmless by Licensee from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (hereinafter referred to as “Claim” or “Claims”) brought by Third Parties based upon, arising out of, or otherwise relating to Licensee’s activities under this Agreement, including, but not limited to, any cause of action relating to product liability, Licensee’s use of the Patent Rights and/or Know-How, and/or Licensee’s exercise of the license(s) granted herein; provided, however, that in no event shall Licensee have any obligation under this Section whatsoever with respect to any Claim based on any act or omission on the part of any Indemnitee constituting, arising under or otherwise relating to (i) the reservation of rights by DUKE under Section 2.04 or by the US Government under Section 2.02 of this Agreement, (ii) a material breach of this Agreement; (ii) a material violation of applicable law or other governmental requirements; or (iii) intentional or willful misconduct or fraud; (iv) the Patent Rights infringing a Third Party’s intellectual property; or (v) occurring prior to the Effective Date on or following the Term of this Agreement.

14.02       Insurance. Licensee will obtain prior to commencing clinical trials with the Licensed Product and maintain thereafter in force at its sole cost and expense, with licensed and reputable insurance companies, general liability insurance and products liability insurance coverage in amounts usual and customary for similarly situated start-up companies as licensees of university technology. DUKE has the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner. Licensee shall provide DUKE with written evidence of such insurance upon request of DUKE. Licensee shall provide DUKE with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

14.03       Representations and Warranties. DUKE represents and warrants to Licensee and each Affiliate and sublicenee thereof that (i) it has the right and authority to enter into, execute, deliver and perform its obligations under this Agreement, (ii) except as and to the extent limited by the U.S. Government License, it owns exclusively the Patent Rights and Licensed Technology, (iii) to the best of its Knowledge, neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms and provisions of any other agreement to which DUKE is a party, (iv) except for the Patent Rights licensed to Licensee hereby, DUKE neither owns or controls any patent or patent application whose claims would necessarily be infringed by the practice of the Patent Rights or Licensed Technology, and (v) DUKE (1) has not received any written notice from a Third Party alleging that the practice of the Patent Rights or Licensed Technology infringes any patent or other intellectual property right of such Third Party, and (2) has no knowledge of any such infringement or possible infringement. Except as otherwise provided in this Agreement, including, without limitation, this Section, DUKE does not warrant the validity of the Patent Rights licensed hereunder and makes no representation whatsoever with regard to the scope of the Patent Rights or that such Patent Rights or Licensed Technology may be exploited by Licensee or its Affiliates or sublicensees without infringing other patents.

14.04       Merchantability and Exclusion of Warranties. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, DUKE DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS, LICENSED TECHNOLOGY OR LICENSED PRODUCTS AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED PATENTS, LICENSED TECHNOLOGY OR LICENSED PRODUCTS.

14.05       No Liability. EXCEPT IN THE CASE OF WILLFUL OR INTENTIONAL ACTS OR OMISSIONS IN VIOLATION OF ANY LAWS, GROSS NEGLIGENCE OR FRAUD, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMETN TO THE CONTRARY, IN NO EVENT SHALL A PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, THE LOSS OF PROFITS, BUSINESS, REVENUE, GOODWILL, OR DATA, IN ANY WAY WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER OR NOT SUCH PARTY OR OTHER PERSON KNOWS OF, OR HAS BEEN ADVISED AS TO, THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY THIRD PARTY; PROVIDED, HOWEVER, THAT THIS SECTION 14.01 SHALL NOT RELIEVE EITHER PARTY FROM ORDINARY DAMAGES TO THE OTHER RESULTING DIRECTLY FROM BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

14.06       Neither party is an agent of the other party for any purpose whatsoever.

ARTICLE 15 - USE OF A PARTY'S NAME

Neither party may, without the prior written consent of the other party:

(a)       use in any publication, advertising, publicity, press release, promotional activity or otherwise, any trade-name, personal name, trademark, trade device, service mark, symbol, image, icon, or any abbreviation, contraction or simulation thereof owned by the other party;

(b)       use the name or image of any employee or agent of the other party in any publication, publicity, advertising, press release, promotional activity or otherwise; or

(c)       represent, either directly or indirectly, that any product or service of the other party is a product or service of the representing party or that it is made in accordance with or utilizes the information or documents of the other party.

ARTICLE 16 – SEVERANCE AND WAIVER

16.01       Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or portion of this Agreement will not be affected.

16.02       The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement is not a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

ARTICLE 17 - TITLES

All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

ARTICLE 18 – SURVIVAL OF TERMS

The provisions of Articles 1, 3, 5, 6.05, 7, 9.02, 10.04, 10.05, 10.06, 11, 12, 14, 15, 16, 17, 18 and 19, and any other terms which by their nature survive, shall survive the expiration or termination of this Agreement.

ARTICLE 19 – GOVERNING LAW

Except for claims brought on account of a breach of any term or condition under Article 10 of this Agreement, disputes related to this License Agreement shall be settled by arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by three independent and neutral arbitrators, one to be appointed by DUKE, one to be appointed by Licensee, and one to be appointed by the two arbitrators appointed by DUKE and Licensee, each of whom having at least fifteen (15) years of experience in matters regarding license agreements of a similar nature. Arbitration shall take place in Durham, North Carolina, and the decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction. The fees and expenses incurred in connection with such arbitration shall be borne by the Party initiating the arbitration proceeding (or equally by both Parties if both Parties jointly initiate such proceeding) subject to reimbursement by the Party which does not prevail in such proceeding promptly upon the termination thereof in the event that the Party initiating such proceeding is the prevailing party. The arbitrator(s) must render their award by application of the substantive law of the State of North Carolina. To the extent possible, the arbitration hearings and award will be maintained in confidence. Notwithstanding the forgoing, each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction and replevin, to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

ARTICLE 20 - MISCELLANEOUS

20.01       Entire Agreement. This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning the subject matter hereof, and is not subject to any change or modification except by the execution of a written instrument subscribed to by authorized representatives of the parties.

20.02       Force Majeure. Any delays in, or failure of performance of any Party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the Party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

20.03       Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same instrument

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

DUKE UNIVERSITY		INHIBIKASE THERAPEUTICS, INC.

By:	/s/ Rose Ritts	By:	/s/ Milton H. Werner
Name:	Rose Ritts, Ph D	Name:	Milton H. Werner, PhD.
Title:	Executive Director	Title:	President & CEO
Office of Licensing & Ventures
Duke University & DUMC
Date:	June 28, 2010	Date:	06/18/2010

Read and Understood

By:
Inventor’s Name:
Date:

By:
Inventor’s Name:
Date:

APPENDICES

Appendix a—MILESTONE FEES

Appendix b—DEVELOPMENT SCHEDULE

Appendix c—ROYALTY REPORT FORM

APPENDIX D—COUNTRIES WHERE LICENSED PATENTS ARE MAINTAINED

APPENDIX E—GOVERNMENT GRANTS AND U.S. GOVERNMENT LICENSES

APPENDIX A—MILESTONE AND SUBLICENSING FEES

Milestone Payments: Licensee agrees to pay to Licensor for the Patent Right Rights the milestone payments according to the following schedule:

Commencement of Phase I trial: $40,000

Commencement of Phase III trial: $80,000

FDA Acceptance of Licensed Product NDA: $160,000

Sublicense Fees: Licensee to pay to DUKE for the Patent Right Rights the following sublicensing/milestone fees:

6% Pre-clinical through Phase I clinical trial

4% Phase II clinical trial

3% Phase III clinical trial

2% Marketed product approval

To determine the basis on which sublicense fees are calculated, all R&D payments (both pre-clinical and clinical), maintenance fees, defense of patents and running royalties are excluded. Upon satisfaction of a milestone by a sublicensee, Licensee will only pay the greater of the milestone payment or the sublicensing fee, but not both, to the extent that any such payment is received by Licensee.

APPENDIX B – Initial Development Plan

1. Three (3) years to $5,000,000 cumulative financing (equity and non-equity)

2. Two (2) years to first IND filing on a product or service covered by any Licensed Patent or Licensed Technology if Novartis Pharmaceuticals provides permission to Inhibikase Therapeutics to reference its drug master file (DMF) at the FDA on imatinib mesylate or nilotinib. If such permission is not given by Novartis, then four (4) years to first IND filing on a product or service covered by any Licensed Patent or Licensed Technology.

3. Five (5) years to first proof-of-concept clinical trial for a product or service covered by any Licensed Patent or Licensed Technology if Novartis Pharmaceuticals sources imatinib mesylate (as Gleevec) or nilotinib (as Tasigna) for research purposes to use in the trial. If sourcing is not agreed to by Novartis, then seven (7) years to first proof-of-concept trial for a product or service covered by any Licensed Patent or Licensed Technology.

4. Nine (9) years to first Phase III trial for a product or service covered by any Licensed Patent or Licensed Technology if Novartis partners with Inhibikase Therapeutics on the development of imatinib mesylate or nilotinib. Eleven (11) years to first Phase III trial if Novartis does not agree to partnership for development of any Licensed Patent or Licensed Technology.

5. Thirteen (13) years to first NDA filing for a product or service covered by any licensed patent or technology

APPENDIX C – ROYALTY REPORT FORM

ROYALTY REPORT for period ending ___________

Duke File # ______

Country	Product	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	TOTAL GROSS SALES	Reductions to Sales	TOTAL NET SALES	% Royalty Due	TOTAL ROYALTY DUE

SubTOTAL x Country

SubTOTAL x Country

GRAND TOTAL

ROYALTIES PAID

APPENDIX D – COUNTRIES WHERE LICENSED PATENTS ARE MAINTAINED

United States

APPENDIX E – GOVERNMENT GRANTS AND U. S. GOVERNMENT LICENSES

License to the United States Government

Sign and submit the executed document to the appropriate funding agency (e.g. upload in iEdison).

Invention Title:	A Method of Blocking Pathogen Infection

lnventor(s): Ann Marie Pendergast

Elizabeth Burton

U.S. Filing/Issue Date:	6/10/2008

Patent or Application Serial No.:	7,384,907

Grant/Contract Number(s):	CA70940; GM62375

Foreign Applications filed/intended in (countries):	none

The invention identified above is a Subject Invention under 35 U.S.C. 200, et seq., and the Standard Patent Rights clause at 37 CFR 401.14, FAR 52.227-11 or FAR 52.227-12 (if applicable) which are included among the terms of the above identified grant or contract award from the United State Government. This document is confirmatory of:

1.	The nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the invention described in any patent application and in any and all divisions, continuations, and continuations in part, and in any and all patents and re-issues granted thereon throughout the world; and

2.	All other rights acquired by the Government by reason of the above identified grant/contract award and the laws and regulations that are applicable to the award.

The Government is hereby granted an irrevocable power to inspect and make copies of the above-identified patent application.

Signed this 14th day of June, 2010.

By	Rose Ritts	/s/ Rose Ritts
	(Name of Grantee/Contractor Official)	(Signature)

Title	Executive Director, Office of Licensing & Ventures

For	NIH
(Grantee/Contractor Organization)

At Duke University

Office of Licensing & Ventures

Campus Box 90083

Durham, NC 27708

(Business Address)

INHIBIKASE THERAPEUTICS, INC.

CAPITALIZATION TABLE

Post-Emory University and Duke University License Execution

Inhibikase Shareholders	Number of Inhibikase common shares		Fully -Diluted Percentage Ownership as of the __ day of May 2010

Milton H. Werner, Ph.D.	6,000,000		60.0%
Frank McDaniel	200,000		2%
Burkhard Blank, MD	100,000		1%
EMORY University – License 10.021	500,000	[1]	5%
EMORY University – License 09.024	450,000	[1]	4.5%
EMORY University – License 09.024	50,000	[2]	0.5%
Dan Kalman, PhD	2,000,000	[3]	20%
Duke University	700,000	[4]	7%
Total	10,000,000		100%

1Shares shown for issuance is based on agreed-upon percentage calculated taking into account the assumption that Company will successfully enter into license with Duke University and, thus, issue to Duke the shares referenced, and resolution of agreement with Dan Kalman, Ph.D.

2In addition to the reservation under (1), above, shares shown are subject to TB being added to scope of EU license

3Shares shown are contingent upon Company reaching agreement with Dr. Kalman, to include, among other things, being granted in accordance with a consulting agreement.

4Shares shown are contingent on execution of a License Agreement with Duke University for complementary technology.

Failure of any of the foregoing contingencies will require an adjustment in the number of shares proposed to be issued under the above-referenced chart.

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